Exhibit 99.1

FORM OF LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS OF
H-CYTE, INC.

                         Shares of Series A Preferred Stock
Offered Pursuant to Rights Distributed to Stockholders of H-CYTE, Inc.

                           , 2020

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON                               , UNLESS EXTENDED BY H-CYTE, INC.

Dear Stockholders:

This notice is being distributed by H-CYTE, Inc. (the “Company”) to all holders of record of its common stock (the “Common Stock”), as of 5:00 p.m., New York time, on July 28, 2020 (the “Record Date”), in connection with an offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of the Company’s convertible series A preferred stock (the “Series A Preferred Stock”). The Rights Offering is described in the Company's enclosed Prospectus, dated [      ] (the “Prospectus”), which may be amended.

In the Rights Offering, the Company is offering an aggregate of up to 366,418,296 shares of its Series A Preferred Stock, as described in the Prospectus.

You will receive one Right for each share of Common Stock owned as of the Record Date. Each Right entitles a stockholder of record to purchase three (3) shares of Series A Preferred Stock (the “Basic Subscription Privilege”) at the cash price of $ 0.014 per share (the “Subscription Price”). The Company will not issue fractional shares of Series A Preferred Stock. Fractional shares will be rounded down to the nearest whole number.

In connection with the Rights Offering, certain creditors (the “Standby Purchasers”) who purchased secured convertible notes and warrants in the aggregate principal amount of $3,842,695 pursuant to a note purchase agreement dated April 17, 2020 agreed (a) not to exercise any subscription rights they may receive as stockholders of the Company as of the Record Date and (b) instead to purchase any shares of Series A Preferred Stock corresponding to the unexercised rights in the Rights Offering up to an aggregate amount of $2,842,695 (the “Standby Commitment Amount”) at the same Subscription Price. However, if the aggregate gross proceeds from the exercise of subscription rights in this Rights Offering exceeds the Standby Commitment Amount, the Standby Commitment Amount that the Standby Purchasers will be required to invest in the Company will be reduced on a proportional basis by the number of shares of Series A Preferred Stock purchased by subscription rights holders in this Rights Offering.

The Rights will expire if they are not exercised by 5:00 p.m., New York time, on [   ], unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the “Expiration Date”). All exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.

Your Rights will be evidenced by the accompanying subscription form (the “Subscription Form”) registered in your name(s) which, if not exercised, will cease to have any value as of the Expiration Date.

Enclosed are copies of the following documents:

1. The Prospectus;

2. Your Subscription Form; and

3. A return envelope addressed to Issuer Direct Corporation, which is acting as the rights agent for the Rights Offering.

Your prompt action is requested. To exercise your Rights, you should properly complete and sign the Subscription Form and forward it, with payment of the Subscription Price in full for each share of Series A Preferred Stock subscribed for pursuant to the Rights Offering, to Issuer Direct Corporation prior to the Expiration Date, as indicated in the Prospectus. Issuer Direct Corporation must receive the Subscription Form with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

Additional copies of the enclosed materials may be obtained from Issuer Direct Corporation. In addition, any questions or requests for assistance regarding the Rights Offering should be directed to Issuer Direct Corporation. You may call Issuer Direct Corporation by calling 801-272-9294.

Very truly yours,

H-CYTE, INC.

/s/ Bill Horne
Name:	Bill Horne
Title:	Chairman